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Contacts:
William S. Shropshire, Jr.                                 Joel Weiden
Chief Financial Officer                                    Gavin Anderson & Co.
Tel: 704-341-4860                                          Tel: 212-515-1970



          DYERSBURG CORP. ANNOUNCES NEW FINANCING, CREDITOR AGREEMENTS
                             AND RESTRUCTURING PLAN

                        TRADE CREDITORS TO BE UNIMPAIRED


CHARLOTTE, NC, August 31, 2000 - Dyersburg Corporation (OTCBB: DBGC) announced today that it has reached an agreement on a restructuring of the Company with an informal committee of bondholders holding approximately 50 percent of the Company's Senior Subordinated Notes due on September 1, 2007 and lenders under the Company's revolving credit facility.

The parties have agreed to implement the restructuring through a pre-negotiated Chapter 11. To ensure that the Company has adequate working capital to operate its business normally during the restructuring proceedings, the Company's current bank lenders have agreed to extend the existing $74 million revolving credit facility as well as roll over a term loan of $23 million. Additionally, the bank lenders have agreed to decrease the reserve against borrowing availability under the revolving line of credit from $7 million to $2.5 million, thereby increasing the Company's borrowing availability by $4.5 million. Under the restructuring plan, general unsecured creditors, including all trade creditors, will be unimpaired.

Under the agreement, holders of Dyersburg's 9.75 percent Senior Subordinated Notes due September 1, 2007 will receive new common stock representing 100 percent of all shares issued and outstanding at the conclusion of the restructuring process and a $15 million Senior Subordinated Payment-in-Kind Note with a term of 7 years. Additionally, all existing common stock in Dyersburg Corporation will be cancelled and the holders of existing common stock will receive two series of warrants to acquire up to 15 percent of the new common stock. By implementing this financial restructuring, Dyersburg expects to reduce its total borrowings on a pro forma basis as of July 1, 2000 from $201 million to $91 million. Additionally, the Company said that the restructuring would reduce cash payments for interest on such debt by $12.1 million per year.


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T. Eugene McBride, chairman and chief executive officer of Dyersburg Corp. said,
"The strong support of our bondholders for our restructuring plan is a vote of confidence in Dyersburg's future and reinforces that our operations have great potential. Dyersburg has been a competitive business with some significant financial challenges. This restructuring plan is a major step towards resolving our issues by bringing our debt load to manageable levels and offering us the flexibility we need to invest in our future. And because we have already negotiated the major elements of our restructuring plan with our bondholders and creditors, we expect to be able to emerge expeditiously from Chapter 11."




Dyersburg is one of the largest domestic marketers of circular knit fleece, jersey and stretch knit fabrics. The Company produces fabrics that are used principally for activewear, bodywear, outerwear and various branded sportswear. Dyersburg also operates a garment packaging business in the Dominican Republic. For more information, please visit the Company's web site at www.Dyersburg.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws, all of which are intended to be covered by the safe harbors created thereby. These statements include all statements regarding the Company's intent, belief and expectations (such as statements concerning the Company's liquidity and future operating and financial strategies and results) and any other statements with respect to matters other than historical fact. Investors are cautioned that all forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond the control of the Company) including, without limitation, the ability of the Company to restructure its long-term indebtedness, the ability of the Company to operate successfully under Chapter 11, the ability of the Company to continue to access availability under the Credit Agreement, risks associated with the Company's use of substantial financial leverage, access to trade credit and terms from suppliers, the ability of the Company to improve its operating performance, restrictions imposed by the terms of the Company's credit facility, the Company's ability and success in achieving cost savings, the Company's ability to compete with other suppliers and to maintain acceptable gross margins, potential adverse developments with respect to the cost and availability of raw materials and labor, risks associated with governmental regulation and trade policies, and potential adverse developments regarding product demand or mix. Moreover, although the Company believes that any assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate. Therefore, in light of these known and unknown risks and uncertainties, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the forward-looking statements included in this report will prove to be accurate. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

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